Exhibit 4.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Time Based)

This Restricted Stock UNIT Award Agreement (this “Agreement”) is entered into by and between Tuesday Morning Corporation, a Delaware corporation (the “Company”), and Marc Katz (the “Participant”) effective as of September __, 2021 (the “Date of Grant”). The Awarded Units are being granted solely pursuant to this Agreement and not pursuant to the Tuesday Morning Corporation 2014 Long-Term Incentive Plan, as amended (the “Plan”), or any other equity incentive plan of the Company. Capitalized terms not otherwise defined in this Agreement, however, shall have the meanings given to such terms in the Plan, which is attached hereto as Exhibit A.

Whereas, the Company desires to grant to the Participant the Awarded Units (as defined below) as an inducement material to the Participant’s entry into employment with the Company within the meaning of Nasdaq Listing Rule 5635(c)(4), subject to the terms and conditions hereof and the Plan (despite the Awarded Units not being granted under the Plan);

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this grant of the Awarded Units; and

WHEREAS, the Participant desires to have the opportunity to acquire shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon the vesting of the Awarded Units, subject to the terms and conditions of this Agreement and the Plan, the terms of which are incorporated by reference herein in their entirety;

Now, therefore, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Restricted Stock Units. Effective as of the Date of Grant, the Company shall grant to the Participant an award of _____________ Restricted Stock Units (the “Awarded Units”), which may be converted into the number of shares of Common Stock equal to the number of Restricted Stock Units, subject to the terms and conditions provided in this Agreement and the Plan. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time. In accepting the award of the Awarded Units set forth in this Agreement, the Participant accepts and agrees to be bound by all the terms and conditions of the Plan and this Agreement.

2.	Definitions. For purposes of this Agreement, the following terms have the meanings indicated below:

(a)	“Cause” has the meaning set forth in the Employment Agreement.

(b)	“Employment Agreement” means that certain Employment Agreement, dated as of September __, 2021, by and between the Company and the Participant.

(c)	“Good Reason” has the meaning set forth in the Employment Agreement.

(d)	“Termination of Service” has the meaning set forth in the Plan, except that, to the extent otherwise provided in the Plan, a “Termination of Service” shall not be deemed to have occurred under this Agreement if the Participant ceases to be an Employee but continues to serve as an Outside Director or Contractor.

3.	Vesting. Subject to the provisions hereof and the provisions of the Plan, the Awarded Units will vest as follows:

(a)	Generally. Awarded Units that have become vested pursuant to the terms of this Section 3 are collectively referred to herein as “Vested RSUs.” All other Awarded Units are collectively referred to herein as “Unvested RSUs.” Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, the Awarded Units shall vest as follows: 1/3 of the Awarded Units shall vest on each of the first, second, and third anniversaries of the Date of Grant; provided that the Participant has not incurred a Termination of Service prior to the applicable vesting date. If the Participant incurs a Termination of Service before a vesting date then, except as otherwise specified in Section 3(b) or 3(c), all then Unvested RSUs shall be forfeited and automatically cancelled for no consideration. Upon such forfeiture, all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company.

(b)	Death or Total and Permanent Disability. Notwithstanding Section 3(a), if the Participant incurs a Termination of Service due to the Participant’s death or Total and Permanent Disability, in each case, prior to a vesting date provided in Section 3(a), then all Unvested RSUs shall immediately become Vested RSUs on the date of such Termination of Service.

(c)	Change in Control. Notwithstanding any contrary provision in this Section 3, if (i) a Change in Control occurs prior to the date of the Participant’s Termination of Service and (ii) the Participant incurs a Termination of Service during the one-year period commencing on the date that the Change in Control occurred, either (A) by the Company without Cause or (B) by the Participant for Good Reason, then all Unvested RSUs shall immediately become Vested RSUs on the date of such Termination of Service by the Company without Cause or by the Participant for Good Reason.

(d)	Forfeiture Upon Violation of Restrictive Covenants. Notwithstanding anything to the contrary contained herein, in the event the Participant fails to comply with any confidentiality, noncompetition, or nonsolicitation covenants made by Participant in favor of the Company and its Subsidiaries, including, without limitation, those contained in the Employment Agreement (collectively, the “Restrictive Covenants”), then (i) the Participant shall forfeit all of the Participant’s Unvested RSUs, and all of the Participant’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company, and (ii) any Vested RSUs that have not yet been converted into shares of Common Stock and delivered to the Participant in accordance with Section 4 shall be immediately forfeited and this Agreement (other than the provisions of this Section 3(d)) will terminate on the date of such violation.

4.	Conversion of Awarded Units. Subject to the provisions of the Plan and this Agreement, upon the vesting of Awarded Units, or as soon as practicable following vesting, and in no event, later than 60 days after the vesting of Awarded Units, the Company shall settle the Vested RSUs in the number of whole shares of Common Stock equal to the number of Vested RSUs and shall deliver to the Participant (or, in the event of the Participant’s Death or Total and Permanent Disability, his or her personal representative), if requested by the Participant (or, if applicable, his or her personal representative) as described in Section 6.4(a) of the Plan, the Company shall cause to be delivered to the Participant (or, if applicable, his or her personal representative) a stock certificate representing such shares of Common Stock, and such Common Stock shall thereafter be transferable by the Participant (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable securities law).

5.	Capital Adjustments and Reorganizations. The existence of the Awarded Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

6.	No Fractional Shares. All provisions of this Agreement concern whole shares of Common Stock. If the application of any provision hereunder would yield a fractional share, such fractional share shall be rounded down to the next whole share if it is less than 0.5 and rounded up to the next whole share if it is 0.5 or more.

7.	Not an Employment Agreement. This Agreement is not an employment or service agreement, and no provision of this Agreement shall be construed or interpreted to create an employment or service relationship between the Participant and the Company or guarantee the right to continue in the employment of the Company or a Subsidiary for any specified term or limit the Company’s authority to terminate the Participant’s employment.

8.	Limit of Liability. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential, or special damages (including lost profits or taxes) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan, this Agreement, or the Awarded Units.

9.	Notices. Any notice, instruction, authorization, request, or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, telegram, telex, telecopy, or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at the Company’s principal business office address and to the Participant at the Participant’s residential address as shown in the records of the Company, or at such other address and number as a party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

10.	Amendment and Waiver. Except as otherwise provided herein or in the Plan, or as necessary to implement the provisions of the Plan, this Agreement may be amended, modified, or superseded only by written instrument executed, or an electronic agreement agreed to, by the Company and the Participant. Only a written instrument executed and delivered by, or an electronic agreement agreed to by, the party waiving compliance hereof shall waive any of the terms or conditions of this Agreement. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized director or officer of the Company other than the Participant. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner effect the right to enforce the same. No waiver by any party of any term or condition, or the breach of any term or condition contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other condition, or the breach of any other term or condition.

11.	Governing Law and Severability. The validity, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

12.	Successors and Assigns. Subject to the limitations that this Agreement imposes upon the transferability of the Awarded Units granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Participant, the Participant’s permitted assigns and upon the Participant’s death, the Participant’s estate and beneficiaries thereof (whether by will or the laws of descent and distribution), executors, administrators, agents, legal and personal representatives.

13.	Miscellaneous. The Awarded Units are being granted solely pursuant to this Agreement and not pursuant to the Plan. Without limiting the foregoing, except as otherwise specifically provided herein, the terms and conditions of the Plan as amended as of the Date of Grant, except for Article 5 of the Plan, are incorporated herein and made a part hereof.

14.	Section 409A; Six Month Delay. It is the intent of the Participant and the Company that this Agreement and all payments and benefits to Participant hereunder be exempt from, or comply with, the requirements of Section 409A of the Code so that none of the Awarded Units provided under this Agreement or shares of Common Stock issuable thereunder will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to be so exempt or so comply. Notwithstanding anything herein to the contrary, in the case of a conversion of Awarded Units and distribution of shares of Common Stock in accordance with Section 4 on account of any Termination of Service (other than death), if the Participant is a “specified employee” as defined in § 1.409A-1(i) of the final regulations under Section 409A of the Code, then solely to the extent required under Section 409A of the Code, a distribution of the number of such shares to the Participant (determined after application of the withholding requirements set forth in Section 15 below) shall not occur until the date which is six months following the date of the Participant’s Termination of Service (or, if earlier, the date of the Participant’s death). It is intended that each conversion and settlement of shares of Common Stock to be delivered under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.

15.	Tax Withholding. The Company or, if applicable, any Subsidiary (for purposes of this Section 15, the term “Company” shall be deemed to include any applicable Subsidiary), shall be entitled to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of the Awarded Units under this Agreement. Alternatively, the Company may require the Participant to pay such sums for taxes directly to the Company in cash or by check within one day after the vesting date. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock, if such certificate is requested by the Participant (or, if applicable, his personal representative) in writing in accordance with procedures established by the Committee. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under clause (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six months prior thereto, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under clause (c) below) the required tax withholding payment; (c) if the Company so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of the Awarded Units, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of the methods set forth in clause (a), (b), or (c).

16.	Limitation on Excess Parachute Payments. Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.

17.	Acceptance. The Participant, by his or her acceptance of the Awarded Units, agrees to be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of the Plan.

18.	Affirmation of Restrictive Covenants. The Participant hereby re-affirms and ratifies all the Restrictive Covenants and acknowledges the Restrictive Covenants are independent and continuing obligations of the Participant. The Participant acknowledges that the Participant’s ratification of the Restrictive Covenants is a material inducement to the Company to enter into this Agreement and to perform its obligations hereunder and that the Awarded Units would not be granted to the Participant if the Participant did not affirm the Participant’s obligations to abide by the Restrictive Covenants (it being understood, however, that the ratification in this Section 18 shall in no event be construed to imply that the terms of the Restrictive Covenants are not now in full force and effect).

19.	Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, the Participant specifically disclaims that the Participant is relying upon or has relied upon any communications, promises, statement, inducements or representation(s) that may have been made, oral or written regarding the subject matter of this Agreement. The Participant represents that the Participant relied solely and only on the Participant’s own judgment in making the decision to enter into this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUESDAY MORNING CORPORATION

By:
Name: Fred Hand
Title: Chief Executive Officer

Marc Katz

Date:

Signature Page
to
Restricted Stock Unit Award Agreement
(Time Based)

EXHIBIT A